Exhibit 10.1.6

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this ‘‘Supplemental Indenture’’), dated as of April 26, 2006, among Ormat Funding Corp., a Delaware corporation (the ‘‘Issuer’’), and Union Bank of California, N.A., as trustee (the ‘‘Trustee’’) and as collateral agent (the ‘‘Collateral Agent’’), in each case, under the Indenture referred to below.

WITNESSETH

WHEREAS, the Issuer and the guarantors named therein have heretofore executed and delivered to the Trustee an indenture (as supplemented, the ‘‘Indenture’’), dated as of February 13, 2004 providing for the issuance of 8¼% Senior Secured Notes due 2020 (the ‘‘Senior Secured Notes’’);

WHEREAS, the Indenture provides that under certain circumstances the Indenture may be supplemented or amended by the Issuer, the Trustee and the Collateral Agent;

WHEREAS, in accordance with the terms of the Indenture, the Issuer has solicited, and obtained, the consent of the Required Holders (as defined in the Indenture) of the Senior Secured Notes to amend certain provisions of the Indenture; and

WHEREAS, pursuant to Article VIII of the Indenture, all conditions precedent provided for in the Indenture with respect to the execution of this Supplemental Indenture have been complied with and the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Senior Secured Notes as follows:

1.    CAPITALIZED TERMS.    Capitalized terms used herein without definition shall have the meaning assigned to them in the Indenture.

2.    AMENDMENT.    The parties hereby agree to amend Section 4.03 of the Indenture, by deleting Section 4.03 and replacing it in its entirety by the following new provision:

‘‘Section 4.03 Reporting Requirements.    The Issuer shall deliver to the Trustee and the Collateral Agent (and, upon request of a Holder (or owner of a beneficial interest in a Global Note) shall deliver directly to such Holder (or owner of a beneficial interest in a Global Note) (which request may indicate that it is a continuing request for such information until further notice from such Holder (or such owner of a beneficial interest in a Global Note) to the contrary):

(a)    As soon as available but, in any event, within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year, a complete unaudited consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such quarterly period with related statements of income and capital and statements of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, prepared in accordance with GAAP (but without footnotes), consistently applied and setting forth comparative unaudited figures for the related periods in the prior fiscal year, all of which shall be accompanied by a certificate of an Authorized Representative of the Issuer to the effect that such financial statements present fairly the financial condition and results of operation of the Issuer on the dates and for the periods indicated, subject to normal year-end audit adjustments;

(b)    As soon as available but, in any event, within 90 days after the close of each fiscal year, the following: (i) a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal year with the related statements of income and capital and statements of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and certified by the Issuer's certified independent accountants (the ‘‘Auditors’’) (all such statements being in agreement with the Issuer's books of account and prepared in accordance with GAAP, consistently applied); and (ii) a report or other written communication from the Auditors indicating whether, in the course of their regular audit of the consolidated financial statements of the Issuer, the Auditors obtained actual knowledge of any Default or Event of Default which has occurred and is continuing (and, in the event the Auditors obtained any such actual knowledge, indicating the nature of such Default or Event of Default);

(c)    At the time of the delivery of the financial statements provided for in clause (a) or (b) immediately above, a certificate of an Authorized Officer of the Issuer to the effect that, to such Authorized Officer's actual knowledge, (i) no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and what action the Issuer or any Guarantor is taking or proposes to take in response thereto and (ii) such Person is in compliance with all of its material obligations under the terms of the Financing Documents to which it is a party or, if not, specifying the nature and extent thereof and what action the Issuer or any Guarantor is taking or proposes to take in response thereto;

(d) (i)    promptly, but in all cases within three Business Days after the Issuer or any Guarantor obtains actual knowledge thereof, notice of any event which constitutes a Default or an Event of Default, specifying the nature of such Default or Event of Default and any steps that the Issuer or any such Guarantor is taking or proposes to take to remedy the same, and (ii) promptly, and in any event within 3 Business Days after the Issuer or any Guarantor obtains actual knowledge thereof, notice of:

(A)    any litigation, arbitration or governmental proceeding (other than any governmental proceeding in the ordinary course of business) pending (x) against the Issuer or any Guarantor or (y) with respect to any Transaction Document to which the Issuer or such Guarantor is a party or, to the actual knowledge of the Issuer or any Guarantor, which, in either case, individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect;

(B)    the occurrence and continuance of any Event of Loss, Event of Eminent Domain or Title Event that could reasonably be expected to give rise to Loss Proceeds, Eminent Domain Proceeds or Title Event Proceeds, as applicable, in an amount in excess of $5.0 million;

(C)    any change in the Authorized Representatives of the Issuer or any Guarantor, accompanied by certified specimen signatures of any Authorized Representatives so appointed;

(D)    any report, notice or correspondence received or initiated by the Issuer or any Guarantor relating to any Governmental Approval or any other license or authorization necessary for the performance by the Issuer or any Guarantor of its obligations under the Transaction Documents, which report, notice, correspondence and other document is received or initiated other than in the ordinary course of business and which could reasonably be expected to result in a Material Adverse Effect; or

(E)    any downgrade in the credit rating of any provider of an Acceptable Letter of Credit below Investment Grade.

In addition, the Issuer and the Guarantors agree that they shall furnish to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act so long as the Senior Secured Notes are not freely transferable under the Securities Act.

The receipt by the Trustee of any such reports and documents pursuant to this Section 4.03 shall not constitute notice or constructive notice of any information contained in such documents or determinable from information contained in such documents, including the Issuer's compliance with any covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers' Certificate).

3.    REFERENCES TO AND EFFECT ON INDENTURE.    (a) On and after the execution of this Supplemental Indenture, each reference in the Indenture to ‘‘this Indenture,’’ ‘‘hereunder,’’ ‘‘hereof,’’ or words of like import referring to the Indenture, shall mean and be a reference to the Indenture, as amended by this Supplemental Indenture.

(b)    The Indenture, as specifically amended by this Supplemental Indenture, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

4.    EFFECTIVENESS.    This Supplemental Indenture shall be effective upon execution hereof by the Issuer, the Trustee and the Collateral Agent.

5.    BENEFITS OF THIS SUPPLEMENTAL INDENTURE.    Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties to the Indenture and their respective successors thereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

6.    GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.    COUNTERPARTS.    The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.    EFFECT OF HEADINGS.    The Section headings herein are for convenience only and shall not affect the construction hereof.

9.    THE TRUSTEE.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: April 26, 2006

ORMAT FUNDING CORP.

By:	/s/ Ran Raviv
Name: Ran Raviv
Title: Authorized Representative

UNION BANK OF CALIFORNIA, N.A., as Trustee

By:	/s/ James Myers
Name: James Myers
Title: Vice President

UNION BANK OF CALIFORNIA, N.A., as Collateral Agent

By:	/s/ James Myers
Name: James Myers
Title: Vice President

[Signature Page to Fifth Supplemental Indenture]